EXECUTION VERSIONExhibit 10.2

Janus Henderson Investors US LLC

SEVERANCE RIGHTS AGREEMENT

THIS SEVERANCE RIGHTS AGREEMENT (this “Agreement”) is made this March 23, 2022 (“Effective Date”) by and between Janus Henderson Investors US LLC, a Delaware limited liability company (the “Company”), and Ali Dibadj (the “Executive”).

WHEREAS, in partial consideration for the employment of Executive with the Company and the severance benefits hereunder, the Company wishes to enter into this Agreement with Executive upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.                                      Term of Agreement.  The term of this Agreement shall commence on the Effective Date and expire on the third anniversary of the Effective Date.

2.                                      Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in this Section 2.

(a)“Affiliate” shall mean, with respect to any individual or entity, any other individual or entity which, directly or indirectly, controls, is controlled by or is under common control with such individual or entity.

(b)“Annual Total Cash Compensation” shall mean the sum of Base Salary plus the Target Cash Bonus (as defined in the Offer Letter).

(c)“Base Salary” shall mean Executive’s annual base compensation rate for services paid by the Company to Executive at the time immediately prior to Executive’s termination of employment, as reflected in the Company’s payroll records without giving effect to any reduction that would constitute Good Reason.  Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation.

(d) “Board” shall mean the Board of Directors of Janus Henderson Group plc (“JHG”).

(e) “Cause” shall mean, for all purposes under any plan or arrangement sponsored by the Group in which Executive participates, (i) Executive’s commission of a crime, which in the judgment of the Plan Committee (as defined in the Janus Henderson Group plc Deferred Incentive Plan, or any successor thereto (“DIP”) for purposes of this Agreement), resulted or is likely to result in damage or injury to the Company or a Subsidiary (as defined in the DIP for purposes of this Agreement); (ii) the material violation by Executive of written policies of the Company or a Subsidiary; (iii) the habitual neglect or failure by Executive in the performance of his or her duties to the Company or a Subsidiary (but only if such neglect or failure is not remedied within a reasonable remedial period after Executive’s receipt of written notice from the Company which describes such neglect or failure in reasonable detail and specifies the remedial period); or (iv) action or inaction by Executive in connection with his or her duties to the Company or a Subsidiary resulting, in the judgment of the Plan Committee, in material injury to the Company or a Subsidiary.

(f)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

(g)“Good Reason” means the occurrence of one or more of the following, without Executive’s prior written consent: (i) a change in Executive’s title or reporting relationship or a material reduction of Executive’s duties, authority or responsibilities; (ii) a reduction (or series of reductions) in Executive’s base salary or Target Cash Bonus (as defined in the Offer Letter); or (iii) a material breach by the Company of a material provision of this Agreement or the Offer Letter. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial

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existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(h)“Group” shall mean JHG and its Affiliates, including the Company.

(i)“Protected Client” shall mean any person or entity to whom the Executive is aware or can reasonably attain knowledge that any member of the Group provided investment advisory or investment management services at any point during the two years preceding the date of Executive’s termination of employment as well as those persons or entities with whom the Executive worked, had dealings, had contact or otherwise developed a relationship, or about whom the Executive possessed Proprietary Information, while employed by the Company.

(j)“Restrictive Covenant Breach” shall mean any actual breach or violation by Executive of any covenant or obligation set forth in Section 5 of this Agreement after written notice and a10-day opportunity to cure following which Executive shall not have cured.

3.                                      At-Will Employment. Executive acknowledges and agrees that Executive’s employment with the Company is and shall remain “at-will” and in accordance with the terms of the Offer Letter Agreement, dated as of March 23, 2022, by and between JHG and Executive (the “Offer Letter”).

4.                                      Severance.

(a)Severance Payments.  Subject to the conditions set forth in Sections 4 and 14 hereof, including Executive’s execution and non-revocation of the Release provided under Section 4(c) hereof and Executive’s continued compliance with the covenants and obligations in this Agreement and the Release, Executive shall receive the following (the “Severance Payments”) in the event that Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason (x) an amount equal to 3.0 times Executive’s Annual Total Cash Compensation, which shall be paid to Executive on the first regularly scheduled payroll date of the Company that occurs on or following the 60th day after the date of termination (the “Payment Date”); (y) continued vesting of any then-unvested time- and performance-based restricted stock units in respect of JHG common stock in the event of termination by the Company without Cause or by the Executive with Good Reason (each as defined in this Agreement) in accordance with the vesting schedule in the applicable award agreement; and (z) on the Payment Date (A) any unpaid portion of Executive’s variable compensation (with no negative discretion applied and any individual or subjective goals deemed met at target performance) from a completed fiscal year and (B) a lump sum cash payment equal to the product of (A) the Target Cash Bonus and (B) a fraction, the numerator of which is the number of days in the bonus year through the date of termination and the denominator of which is 365.  The Severance Payments hereunder shall be in lieu of any other severance payments to which Executive would be entitled pursuant to any other severance plans, programs, arrangements, or policies of the Company, and shall be considered a part of, and not in addition to, any amounts that may be payable to Executive under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. Notwithstanding any provision of the DIP or otherwise to the contrary, all provisions of the DIP that apply upon a termination by the Company without Cause shall also apply upon a resignation for Good Reason. No Severance Payments or other termination or severance payments, benefits or indemnities shall be paid to Executive in the event that the Company terminates Executive’s employment for Cause or if Executive resigns from his employment with the Company without Good Reason.

(b)COBRA Coverage.  Upon Executive’s termination of employment by the Company without Cause, Executive shall be entitled to elect to receive continued medical, dental and vision coverage for the applicable statutory period under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, for the benefit of Executive and Executive’s eligible dependents.  The benefits otherwise receivable under this Section 4(b) shall be eliminated or reduced to the extent benefits of the same or similar type are received by or made available to Executive during the applicable statutory period following Executive’s date of termination of employment, and Executive undertakes to promptly report to the Company the receipt of such benefits.  The amount of the benefits provided pursuant to this Section 4(b) during any calendar year may not affect benefits provided in any other calendar year.  If Executive timely elects COBRA, and subject to Sections 4(c) and 14 hereof, the Company shall pay the full cost of the premiums for such continued medical, dental and vision coverage directly to the COBRA insurance carrier(s) for the period of eighteen (18) calendar months following Executive’s date of termination.

EXECUTION VERSION

(c)General Release.  The receipt of the payments described in Section 4(a) hereof shall be conditioned upon the execution and non-revocation by Executive and the Company of a general release of all claims substantially in such form as attached as Exhibit A (the “Release”).  Such release shall be executed and delivered by Executive to the Company within twenty-one (21) days following the date of termination or such later period as may be required by applicable law (as determined by the Company in its sole discretion).

(d)Other Terminations of Employment.  In the event that Executive’s employment with the Company is terminated for any reason (or no reason), the Company shall pay Executive (or Executive’s legal representative) (i) any unpaid Base Salary earned by Executive, and any unused paid time off accrued by Executive, through the date of termination, (ii) any expenses incurred but not yet reimbursed in accordance with the terms of the applicable Group reimbursement policies and procedures, and (iii) any vested employee benefits to which Executive is entitled as of the date of termination under the employee benefit plans of the Company.  In the event that Executive’s employment with the Company is terminated by the Company for Cause or by Executive without Good Reason, the Company shall have no further obligations to Executive, except as provided in this Section 4(d).

(e)Notice of Termination.  Any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct within the definition of Cause in the DIP.

(f)          Withholding of Taxes.  All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(g)           No Mitigation.  Executive shall not be required to seek other employment or to reduce any payment or benefit payable hereunder, and no such payment or benefit shall be reduced on account of any compensation received by Executive from other employment other than as provided under Section 4(b).

(h)Resignation.  Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have automatically resigned as of the termination date, from the Board and any other position as an officer, director or fiduciary of the Company and any Company-related entity.

(i)          Forfeiture (Malus) and Claw-Back. Executive hereby acknowledges and agrees that Executive shall be subject to the forfeiture (malus) and claw-back policies of the Group as in effect on the date hereof.  Executive hereby acknowledges and agrees that Executive’s incentive compensation shall be subject to forfeiture (malus) and/or claw-back upon a Restrictive Covenant Breach.  Notwithstanding any provision of any plan, program, agreement or arrangement maintained by any member of the Group for the benefit of Executive or in which Executive participates to the contrary, incentive compensation granted or provided to Executive shall also be subject to such additional forfeiture, claw-back, deduction or recovery provisions as may be required pursuant to any applicable laws (including United States securities laws), government regulations, remuneration code requirements, stock exchange listing requirements or policies of the Group in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof); provided, that except as may be required pursuant to any applicable laws (including United States securities laws), government regulations, remuneration code requirements, or stock exchange listing requirements, such provisions shall be substantially comparable to those in effect as of the date hereof.

EXECUTION VERSION

5.	Restrictive Covenants.

(a)           Proprietary Information.

(i)           Executive agrees that all information and know-how, whether or not in writing or any other form or medium, of a private, secret or confidential nature concerning the business or financial affairs of any member of the Group is and shall be the exclusive property of the Group.  Such information and know-how shall include, but not be limited to, trade secrets, ideas, skills, knowledge, improvements, works of authorship, inventions (whether or not patentable), products, processes, methods, techniques, formulas, compositions, projects, developments, plans, research data, financial data, personnel data, technical, business, financial, customer and product development plans and forecasts, salaries and terms of compensation of employees, computer programs, computer codes, algorithms, modules, scripts, features, and modes of operation, designs, technology, internal documentation and employee, customer and supplier lists, contacts at or knowledge of current or prospective customers of any member of the Group or their clients, and such other information concerning any member of the Group not generally known to the public (collectively, “Proprietary Information”).  Except as otherwise provided herein or in connection with, and on a basis consistent with, the performance of Executive’s duties hereunder, Executive shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval by the Company, either during or after Executive’s employment with the Company.  Executive understands that during Executive’s employment, due to the nature of Executive’s position, Executive will have access to and knowledge of Proprietary Information (including, without limitation, trade secrets of the Group) thereby creating a relationship of confidence and trust between Executive and the Group with respect to Proprietary Information.

(ii)           Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, computer software, computer discs, tapes, printouts, source, html and other code, flowcharts, schematics, designs, photographs, charts and customer lists, or other written, photographic, or other tangible material, whether printed, typewritten, handwritten, electronically stored on disk, tapes, hard drives or other storage media, containing or embodying Proprietary Information or any other information concerning the business, operation or plans of any member of the Group, whether created by Executive or others, which shall come into Executive’s custody or possession (collectively, “Company Materials”), shall be and are the exclusive property of the Group to be used by Executive only in the performance of Executive’s duties for JHG or the Company.  Executive understands that JHG and the Company possesses or will possess Company Materials that are important to the Group, and the customers and employees of the Group, and Executive agrees to deliver to the Company upon Executive’s termination of employment with the Company or at such other times as requested by JHG or the Company all Company Materials in Executive’s possession, custody or control or to certify to the loss or destruction of such Company Materials.

(iii)          Executive agrees that Executive’s obligation not to disclose or use information, know-how and records of the types set forth in Sections 5(a)(i) and 5(a)(ii) hereof, also extends to such types of information, know-how, records and tangible property of customers of  any member of the Group or suppliers to  any member of the Group or other third parties who may have disclosed or entrusted the same to  any member of the Group or to Executive in the course of any member of the Group’s business.

(iv)          Notwithstanding the foregoing, such Proprietary Information shall not include information which (A) is or becomes generally available or known to the public through no fault or action by Executive or (B) is or becomes available to Executive on a non-confidential basis from any source other than the Company, other than any such source that Executive knows is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v)          Without limiting Executive’s rights under Section 5(e), in the event that Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information or Company Materials, Executive shall provide the Company with prompt written notice thereof so that the Company, or an Affiliate, may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof.  In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, Executive shall furnish only that portion of such Proprietary Information or Company Materials which Executive is advised by his counsel and agreed to with Company counsel is legally required.  Executive shall cooperate with the Company, at the

EXECUTION VERSION

Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment shall be accorded such Proprietary Information and Company Materials.

(b)           Non-Disparagement.  Subject to Section 5(e), during Executive’s employment with the Company and for a period of at least three (3) years following termination of his employment for any reason, neither Executive nor senior executive officers of Janus Henderson Group plc shall make any statement that is intended to or would be reasonably likely to disparage or encourage or induce others to disparage any member of the Group or any of its or their past and present officers, directors, products or services, on the one hand, or Executive and his services, on the other.  For purposes of this Agreement, the term “disparage” includes, without limitation, any comment or statement that is intended to or would be reasonably likely to disparage: (i) the conduct of any business, services or products of any member of the Group (including, without limitation, any business plans or prospects) or Executive, as applicable, or (ii) the business or personal reputation of any member of the Group or any of its or their past and present officers, directors, products or services or Executive or his services, as applicable.  Nothing in this Section 5(b) is intended to or shall prevent Executive from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, or to defend Executive from a breach by any member of the Group or their agents, employees, directors or other persons authorized to speak for the Group.

(c)           Noncompetition and Nonsolicitation.

(i)            During Executive’s employment with the Company and for a period of twelve (12) months following termination of employment for any reason (the “Restricted Period”), without the prior written consent of the Company, Executive shall not within the United States, United Kingdom or any other city, county, state, commonwealth, province, territory, country or political subdivision in which the Group operates or has taken steps to operate prior to the termination of Executive’s employment, directly or indirectly, either for Executive or any other person or entity, manage, control, materially participate in, permit Executive’s name to be used by, act as consultant or advisor to, or render material services for (alone or in association with any person, firm, corporation or other business organization), any entity that engages in or has taken material steps to  prepare to engage in, or owns, invests in, manages, conducts or controls any venture or enterprise engaged in or preparing to engage in, any Competitive Business; provided that it shall not be a violation of this Section 5(c)(i) for Executive to do any of the foregoing at an entity or an affiliated group of entities that engage in or has taken material steps to  prepare to engage in, or owns, invests in, manages, conducts or controls any venture or enterprise engaged in or preparing to engage in, a Competitive Business so long as Executive is not involved in such Competitive Business.  Nothing herein shall prohibit Executive from being a passive owner of the equity securities of a corporation engaged in any Competitive Business, so long as Executive has no active participation in the business of such corporation.  As used herein, the term “Competitive Business” shall mean any business which provides investment advisory or investment management services.  Service on other boards approved by the Board and as permitted pursuant to the Offer Letter, is not considered a violation of this paragraph 5(c).

(ii)           During the Restricted Period, Executive shall not, directly or indirectly, (A) knowingly interfere with any relationship which may exist from time to time between any member of the Group and any of its or their employees, consultants, agents or representatives, (B) solicit, hire or attempt to hire, or assist another in soliciting, hiring or attempting to hire, any person who is an employee or contractor of any member of the Group, (C) divert, attempt to divert, or solicit, or assist another in diverting, attempting to divert or soliciting, the customer business or account of, or accepting any approach from, any Protected Client or (D) violate any other terms related to unfair interference or non-solicitation, pursuant to the DIP and any long-term incentive awards. Notwithstanding the foregoing, it shall not be a violation of this Section 5(c) for Executive to solicit or hire independent accounting, legal and similar firms or his personal assistant.

(iii)          Executive acknowledges the highly competitive nature of the business of the Group and the relationship of confidence and trust between Executive and the Group. Accordingly, Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Group, that any violation of these restrictions would cause substantial and irreparable injury to the Group, and these restrictions will not cause an undue hardship.

EXECUTION VERSION

(iv)If, at the time of enforcement of this Section 5(c), an arbitrator or court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent permissible under applicable law. Executive and the Company further agree that any arbitrator or court is expressly authorized to and shall modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the parties to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the arbitrator or court shall be binding upon and enforceable against each of them.

(d)Enforcement; Forfeiture.  In the event of a breach or threatened breach of any of the provisions contained in this Section 5, Executive agrees that the Company shall be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and Executive acknowledges that damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

(e)Permitted Disclosures.  Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the any member of the Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any agreement Executive has with any member of the Group shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(f)Survival.  The terms and provisions of Sections 4 and 5 shall survive Executive’s termination of employment with the Company for any reason and shall be fully enforceable thereafter, and the terms and provisions of Section 5 shall apply regardless of whether Executive executes the Release. The provisions of this Section 5 shall be the sole restrictive covenants to which Executive is subject and shall supersede the covenants in the DIP.

6.                                      Cooperation.  Executive hereby agrees that, following termination of employment for any reason, Executive shall reasonably cooperate with the Group in providing information and assistance that any member of the Group reasonably requests and in taking such other action as such member of the Group may reasonably request including, without limitation, consultation concerning Executive’s areas of responsibility.  Executive further agrees to reasonably assist the Group with respect to all reasonable requests to testify in connection with any legal proceeding or matter relating to any member of the Group, including, but not limited to, any federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which Executive is a named party whose interests are adverse to those of any member of the Group.  The Company shall reimburse any reasonable out-of-pocket expenses incurred by Executive incurred at the request of the Company in connection with any such cooperation or participation with travel commensurate with the travel enjoyed by Executive prior to termination. All services provided hereunder shall be subject to the indemnification and D&O coverage provided under Section 10 of the Offer Letter.

7.                                      Notices. Any notice or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and delivered in person, electronically, by overnight courier service or by postage prepaid mail with a return receipt requested, at the following locations (or to such other address as either party may have furnished to the other in writing by like Notice.  All such Notices shall only be duly given and effective upon receipt (or refusal of receipt).

EXECUTION VERSION

If to the Executive:	At the last address on the records of the Company.

If to the Company:	Janus Henderson Investors US LLC

151 Detroit St.

Denver, CO 80206

Attn:  General Counsel

Email: Michelle.Rosenberg@janushenderson.com

8.                                      Arbitration. Except as specifically provided herein, any dispute, controversy or claim arising under or in connection with this Agreement (including the Release) or otherwise relating in any way to Executive’s employment relationship or the termination thereof, whether based in contract, tort, statute, common law or any other legal theory, shall be submitted to and decided by binding arbitration, conducted before a single arbitrator in the State of Colorado and administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s employment arbitration rules then in effect as well as any requirements of applicable state and federal law. A copy of the current version of AAA’s employment arbitration rules is available at https://www.adr.org/employment.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  To the extent permitted by applicable law, each party shall bear their own costs and expenses of any such arbitration proceeding, if any.  In the event of any dispute or controversy hereunder, each party hereto shall be responsible for its own legal fees. For the avoidance of doubt, this Section 8 shall not apply to any dispute, controversy or claim that, as a matter of law, the parties cannot be compelled to arbitrate under applicable federal, state, or local law.

9.                                      Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Executive, JHG, or of the Company.

10.                               Non-Assignment; Successors. This Agreement is personal to each of the parties hereto.  Except as provided in this Section 10, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  The Company may assign this Agreement to a person or entity that is an Affiliate or to any successor to all or substantially all of the business and/or assets of the Company which assumes in writing, or by operation of law, the obligations of the Company hereunder.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.                               Severability.  To the extent that any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.          Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Colorado.  In furtherance of the foregoing, the internal law of the State of Colorado shall control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

14.                               Compliance with 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified

EXECUTION VERSION

deferred compensation under Section 409A, each payment of compensation under this Agreement or any other agreement by and between Executive and the Company and its Affiliates shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other agreement by and between Executive and the Company and its Affiliates during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier).  Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement or any other agreement by and between Executive and the Company and its Affiliates shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

15.        Entire Agreement.  This Agreement constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral; provided, that the Offer Letter shall continue in accordance with its terms.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

16.Better-Off Cut-Back.  Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount. If the Accounting Firm determines that the aggregate Payments should be reduced to the Reduced Amount, the Accounting Firm shall promptly give the Company notice to that effect and a copy of the detailed calculation thereof, and Executive may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Reduced Amount). All determinations made by the Accounting Firm under this Section shall be binding upon the Company and Executive. In connection with making determinations under this Section, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by Executive, including any non-competition provisions that may apply to Executive (and the Company shall cooperate in good faith in the valuation of any such services, including any non-competition provisions), and shall make all determinations in accordance with standard accounting and tax principles. The following terms shall have the following meanings for purposes of this Section: (1) a “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (2) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s); (3) “Accounting Firm” shall mean Golden Parachute Tax Solutions LLC or such other nationally recognized accounting firm mutually selected by the Company and Executive, which firm shall not be the auditor for the Company or providing services to an acquirer; (4) “Present Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment; and (5) “Reduced Amount” shall mean the amount of Payments that (x) has a Present Value that is less than the Present Value of all Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Payments were any other amount that is less than the Present Value of all Payments.

[SIGNATURES TO FOLLOW]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Executive

JANUS HENDERSON INVESTORS US LLC

By:

EXECUTION VERSION

Exhibit A

LEGAL RELEASE

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Janus Henderson Investors US LLC (“Janus” or “Company”) and Ali Dibadj (“Executive”) (each a “Party,” and together, the “Parties”).  Any terms not defined herein shall be defined as set forth in the Severance Agreement (defined below).

Recitals

A.Executive and Janus are parties to a Severance Rights Agreement dated as of March 23, 2022, to which this Release is appended as Exhibit A (the “Severance Agreement”).  Executive’s employment terminated on [date] (the “Date of Termination”) under circumstances that give rise to payments and benefits under Section 4 thereof.

B.Executive wishes to receive the payments and/or benefits defined in Section 4 of the Severance Agreement and this Release, which payments and/or benefits are conditioned upon Executive’s execution (and non-revocation) of a full waiver and release in the form hereof, among other conditions precedent.

C.Janus wishes to benefit from the covenants and agreements referred to in the Severance Agreement and in this Release, and other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged.

Agreement

The Parties agree as follows:

1.             Confirmation of Severance Benefit Obligation.  Janus shall pay or provide to Executive the Severance Payments and other amounts and benefit to which Executive is entitled pursuant to Section 4 of the Severance Agreement (the “Severance Benefit”), as, when and on the terms and conditions specified in the Severance Agreement.

2.             Waiver and Release of Claims by Executive.

In consideration for the Severance Benefit, Executive hereby acknowledges and agrees to the following:

a.	Assent and Release:
i.	Executive agrees that Executive has entered into this Release on a purely voluntary basis, Executive understands it, and, in consideration for the provision of the payments and benefits described in Section 4 of the Severance Agreement, Executive further agrees to, and does hereby, release Company together with its respective present or former members, managers, officers, directors, employees, owners, parent companies, subsidiaries, affiliates, representatives, insurers, successors, assigns, counsel, shareholders and agents (each an “Employer Party”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, debts, obligations, lawsuits, damages and/or liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, that Executive may have or has ever had against any Employer Party (collective, “Claims”) arising out of or in connection with Executive’s employment relationship with Employer and/or the conclusion of said relationship , including, but not limited to, any and all Claims relating to employment discrimination under federal, state or local laws, rules regulations or executive orders. The agreements set forth in this paragraph are effective as of the date which is eight (8) days after Executive signs the Release, provided this Release has not been revoked by Executive as of that time (the “Effective Date”).

EXECUTION VERSION

ii.	Executive expressly acknowledges and agrees that, by entering into this Release, Executive is waiving any and all rights or Claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 187, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Federal False Claims Act, the Employee Retirement Income Security Act (ERISA), the Worker Adjustment and Retraining Notification Act, the Colorado Anti-Discrimination Act, the Colorado Civil Rights Act, the Colorado Labor Peace Act, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released, and the common law of the State of Colorado, for compensation, damages, tort, breach of express or implied employment contract, breach of an express or implied covenant of good faith and fair dealing, discrimination, harassment, wrongful discharge, intentional infliction of emotional distress, invasion of privacy, attorneys’ fees, defamation or injuries incurred on the job or incurred as a result of loss of employment, or any other claim as of the date Executive executes this Agreement. The agreements set forth in this paragraph are effective upon the Effective Date.
iii.	Executive acknowledges that by signing this Release, Executive is releasing and waiving, among other things, Claims which Executive does not know or suspect to exist through the date of Executive’ execution of this Release, including Claims, which if known by Executive, might have affected Executive’s decision to enter into this Release. Executive is not waiving any rights to Claims that may arise after the date this Release is executed.
iv.	This Release shall not be construed to waive or release of Executive’s rights to indemnification (including advancement of expenses), benefits under this Agreement, vested compensation and benefits under Janus employee benefit plans applicable to Executive as of Executive’s last date of employment, nor shall this Release be construed to waive any rights Executive may have to apply for and collect unemployment benefits or any rights that cannot be waived by law.
v.	This Release shall not be construed to waive or release any coverage under insurance policies covering Company and any parent company, affiliate or subsidiary, for claims against company officers or employees of Company or any parent company, affiliate or subsidiary during Executive’s period of employment.
vi.	Executive agrees and acknowledges that Executive shall not be entitled to any monetary or equitable relief or remedies pursuant to any Claims referenced or released by this paragraph to the maximum extent permitted by applicable law. If Executive or an attorney acting on Executive’s behalf files any civil action in any court or files any charge or complaint with an arbitral tribunal or administrative agency, asserting any claims against Company or any Employer Party, and seeking personal relief or remedies for Executive, this Release may be used by the Company or Employer Party as a complete defense to Executive’ claims and any personal relief or remedies. Executive shall be obligated to pay all costs, expenses, and attorney fees incurred by Company or any Employer Party in defending against Executive’s claims in any such court action, arbitral tribunal or agency, and tender back any monies paid pursuant to this Release. Nothing in this Release shall prohibit either Party from bringing an action to enforce this Release or prohibit Executive from filing a timely charge or complaint with the EEOC or other similar federal or state administrative agencies or participating in any investigation or proceeding conducted by the EEOC or other similar federal or state administrative agencies, although by signing this Release Executive waives and relinquishes any right to personal recovery of any type or personal injunctive relief in connection with any such charge or complaint.
b.	Additional Acknowledgements. Executive further expressly acknowledges and agrees that:

i.Executive has no current entitlement to the payments and benefits described in Section 4 of the Severance Agreement absent signing a release and, therefore, in exchange for waiving and releasing any claims or rights under the Age Discrimination in Employment Act, as amended,

EXECUTION VERSION

and/or other statutes, laws, rules or executive orders described in this Release, Executive shall receive compensation and benefits beyond that which Executive was entitled to receive before entering into this Release.

ii.Executive is hereby advised by Company in writing to consult with an attorney before signing this Release.

iii.Executive has 21 days from the receipt of this Release to decide whether to agree to it. To accept the Release, Executive must sign it and return it to Tiphani Krueger, HR, Janus Henderson Investors, 151 Detroit Street, Denver, CO 80206 by close of business on the 21st day after Executive’s last day of employment. If the Company has not received a signed Release by that time, any offer to make the payments and provide the benefits described in Section 4 of the Severance Agreement shall automatically expire and no longer be available to Executive. By executing, dating and returning this Release to the Company prior to the end of the 21-day period, Executive shall be voluntarily waiving this 21-day review period. Executive also agrees that changes in this Release shall not restart the running of the 21-day period.

iv.Executive has seven (7) days after signing this Release to revoke it. The Release shall not be effective until the 7-day period has expired. To revoke this Release, Executive must provide written notice of revocation to Tiphani Krueger, HR, Janus Henderson Investors, 151 Detroit Street, Denver, CO 80206, no later than close of business on the seventh day after Executive signs this Release. If Executive revokes this Release, it shall not become effective or enforceable.

v.   Executive agrees to pay all taxes relating to or arising from any payment made or consideration provided pursuant to the Severance Agreement (other than as expressly provided for therein); provided that all payments required to be made by the Company to Executive under the Severance Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

vi.    Executive agrees that he has met the terms of Section 5(c)(i) and (ii) of the Severance Agreement, and will continue to comply with such terms in accordance with the terms of the Severance Agreement, the DIP, and any long-term incentive award agreements.

3.     Miscellaneous.

(a)           This Release shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws. The captions of this Release are not part of the provisions hereof and shall have no force or effect.  This Release may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications shall be in writing and shall be delivered personally to the party to receive the same, given by electronic means, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same as set forth below, or such other address as the party to receive the same may have specified by written notice given in the manner provided for in this Section 3(b).  All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to Executive, to: _______________________________

If to Janus, to:

Janus Henderson Investors US LLC

Attention:  Global Head of Human Resources

EXECUTION VERSION

151 Detroit Street

Denver, Colorado 80206

Email: Tiphani.Krueger@janushenderson.com

(c)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release.

(d)           Executive’s or Janus’ failure to insist upon strict compliance with any provision of this Release or the failure to assert any right Executive or Janus may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Release.

(e)            Except with respect to Executive’s right to continued employment with Janus, which terminated on employment’s last day of employment, and except as otherwise specifically amended by this Release, the Severance Agreement shall remain in full force and effect according to its terms.  From and after the Release Effective Date, this Release shall supersede all agreements between the parties other than the Severance Agreement and the agreements reflecting vested long-term incentive Awards.

(f)           All disputes relating to or arising from this Release shall be tried only in accordance with the arbitration provisions of Section 8 of the Severance Agreement.

(g)           By entering into this Release, neither Janus nor Executive admits any impropriety, wrongdoing or liability of any kind whatsoever.

(h)            Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Release.

(i)            By signing this Release, each Party acknowledges that the Party has carefully read and understands all the terms and provisions of this Release and has given them careful consideration, and that the Party voluntarily signs this Release as the Party’s own free act without coercion or duress.

(j)           Any Party contesting the validity or enforceability of any term of this Release shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(k)            The Parties acknowledge that they have reviewed this Release in its entirety and have had a full and fair opportunity to negotiate its terms, in consultation with counsel of their own choosing.  Each Party therefore waives all applicable rules of construction that any provision of this Release should be construed against its drafter, and agrees that all provisions of the Release shall be construed as a whole, according to the fair meaning of the language used.

(l)          This Release may be signed in counterparts, each of which shall be deemed an original and shall constitute one and the same instrument.  The parties further agree that this Release may be executed by the exchange of facsimile signature pages provided that by doing so the parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

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EXECUTION VERSION

NOTE:  DO NOT SIGN THIS LEGAL RELEASE UNTIL AFTER EXECUTIVE’S DATE OF TERMINATION.

JANUS HENDERSON INVESTORS US LLC

By:

Date:

EXECUTIVE

Ali Dibadj

Date: